May 1, 2002

TO CERTAIN STOCKHOLDERS:

	We are preparing for our 2002 Annual Meeting of Stockholders to be held on Thursday, May 9, and wanted to be sure that our major stockholders have contact information should there be any questions about the items listed on our proxy card. If so, you may call Mr. Bill Romig, Vice President and Treasurer, at 757-629-2870 or Ms. Leanne McGruder, Director Investor Relations, at 757-629-2861, and either will be glad to answer your questions.

	The proxy card includes a proposal submitted by Amalgamated Bank LongView Collective Investment Fund urging stockholder approval of future severance agreements with senior executives. Our Board of Directors unanimously recommends a vote against this item for the reasons outlined in the "Directors' Statement in Opposition" in our Proxy Statement.

The change in control agreements are only one aspect of the Corporation's overall executive compensation strategy. This compensation strategy has consistently emphasized pay for performance. For example, executives did not receive any bonus for 1999 due to the difficulties facing the Corporation after the Conrail transaction and the fact that our results did not meet our expectations. The Compensation and Nominating Committee (comprised of a majority of independent directors) or the Performance-Based Compensation Committee (comprised of all independent directors) of the Board of Directors review executive compensation, including change in control or other severance arrangements, to ensure that it is appropriate in relation to comparable corporations and that it provides executives with appropriate incentives.

The Corporation believes that in order to retain its own executives and to recruit other qualified executives to the Corporation, it must be able to offer change in control agreements similar to those offered by our competitors who would not be burdened by the proposal. In particular, Burlington Northern Santa Fe Corporation, Union Pacific Corporation and CSX Corporation each provide change in control agreements to their senior executive officers. Based on their public filings, the Corporation believes that these competing companies do not have stockholder approval requirements for future severance or change-in-control agreements and have not disclosed any commitment to consider seeking stockholder approval for such future agreements. Accordingly, it is our belief that this proposal, if approved, could erode stockholder value by hindering the Corporation's ability to attract or retain qualified executives.

We appreciate your investment in Norfolk Southern Corporation and your vote is important to us. Bill and Leanne look forward to hearing from you if you have any questions or concerns on these items.

						Sincerely,



						/s/ David R. Goode